Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reviews Recent Progress in Multiple Programs;

Announces 2006 Financial Results and 2007 Financial Guidance

Conference Call and Webcast Scheduled for 8:30 a.m.  ET Today

WILMINGTON, Del., Feb 15, 2007 -- Incyte Corporation (Nasdaq:INCY) today reviewed the Company’s recent progress and 2007 objectives for its drug discovery and development programs in HIV, diabetes, inflammation and oncology, and announced its 2006 financial results and 2007 financial guidance.

Paul A. Friedman, Incyte’s President and Chief Executive Officer stated, “We have made a great deal of progress growing our pipeline in 2006 and we’re encouraged by the positive data we have seen in both our HIV and diabetes programs.  With several more programs expected to generate additional clinical proof-of-concept results, 2007 promises to be a particularly important and eventful year for Incyte.”

Recent Accomplishments in Drug Discovery and Development

HIV

•      For INCB9471, our lead CCR5 antagonist that is being developed as a once-a-day oral treatment for patients with human immunodeficiency virus (HIV) infections, we announced positive preliminary results from a 14-day Phase IIa placebo-controlled trial.  In the first seven treated patients the compound was well tolerated and achieved a 1.9 log10 viral load drop at day 14.  Consistent with the long 60 hour half-life of this compound, viral replication continued to be suppressed after the last dose with a nadir in viral load reduction of 2.1 log10 seen at day 20.

•      For INCB15050, a follow on CCR5 antagonist, we have completed the single-dose portion of a Phase I trial.  Based on these initial results, INCB15050 also appears to be a potential once-a-day therapy for HIV-infected patients.

Diabetes

•      For INCB13739, our lead oral inhibitor of 11-beta hydroxysteroid dehydrogenase type 1 (11beta-HSD1) that is being developed as a treatment for type 2 diabetes, we have obtained positive preliminary clinical results from a Phase IIa trial in which a single dose of INCB13739 completely inhibited 11beta-HSD1 activity in both adipose tissue and liver in six obese insulin-resistant individuals.

The ability to fully inhibit 11beta-HSD1 in these tissues, which are major contributors to the body's control of blood glucose levels, supports progressing INCB13739 forward into a one-month Phase IIa trial involving type 2 diabetics which will utilize a sensitive two-step clamp to determine the impact of INCB13739 on hepatic glucose production and glucose uptake in peripheral tissues such as muscle.  This trial is expected to begin in the first quarter of this year.

Inflammation

•      For INCB8696, our lead CCR2 antagonist, we filed the IND for this compound in December.  We intend to develop INCB8696 as an oral treatment for multiple sclerosis.  We expect to initiate a Phase I trial involving healthy volunteers in the first half of this year.

New Programs in Inflammation and Oncology

In January, we announced two new programs involving inhibitors of the janus-associated kinases (JAKs) which we believe have significant therapeutic potential as treatments for chronic inflammatory conditions, myeloproliferative disorders, and certain other cancers.  We have identified a range of potent, moderately selective, oral JAK2 inhibitors from several different chemical scaffolds.   A number of these compounds are expected to enter clinical trials beginning in the first half of this year.  At least one of these trials has the potential to provide proof-of-concept results before year-end.

2007 Objectives for Drug Discovery and Development

•      In our HIV program, for our lead CCR5 antagonist, INCB9471, present the final viral load reduction and safety data from the Phase IIa trial, complete the required drug interaction studies, and initiate a Phase IIb clinical study.

•      For our follow-on CCR5 antagonist, INCB15050, which is in Phase I development, given the positive preliminary results we have seen with the lead compound, we do not expect to advance the follow-on compound beyond Phase I development.

•      In our diabetes program, present the final data from the adipose fat biopsy study and initiate and complete a one-month Phase IIa clamp study in type 2 diabetics for INCB13739, our most advanced 11beta-HSD1 compound.

•      In our lead oncology program involving our oral sheddase inhibitor INCB7839, complete the Phase Ib/IIa dose-escalation trial in refractory cancer patients, establish the maximum tolerated dose (MTD) and select a dose to take forward in Phase II breast cancer trials and possibly one other solid tumor type.  In parallel, enroll additional cancer patients into the Phase Ib/IIa trial, at the MTD, to assess safety and potentially relevant biomarkers of sheddase inhibition.

•      For our lead CCR2 antagonist, INCB8696, initiate development as a treatment for MS, beginning with a Phase I trial in healthy volunteers.  Under our agreement with Pfizer, we have also retained and may pursue a second indication, lupus nephritis, and potentially other autoimmune nephritides.

•      For our JAK2 program, that we believe may have utility in chronic inflammatory conditions, myeloproliferative disorders, and certain other cancers, initiate several clinical trials, with the potential to provide proof-of-concept results for at least one indication before year-end.

•      For our discovery programs, continue to advance additional follow-on compounds in our lead programs as well as identify and progress new molecular entities, targeted to clinically relevant targets, into IND-enabling studies.

2006 Financial Results

Cash Position

As of December 31, 2006, cash, short-term and long-term marketable securities totaled $329.8 million as compared to $345.0 million as of December 31, 2005.

During 2006, the Company used a total of $87.6 million in cash, excluding the impact of the following:

•      $111.9 million of proceeds from the sale of $151.8 million aggregate principal amount of 3½% Convertible Senior Notes due 2011;

•      $92.7 million used to redeem all of the outstanding 5.5% Convertible Subordinated Notes and the related accrued interest;

•      $40.0 million upfront payment received from Incyte's collaborative research and license agreement with Pfizer;

•      $10.0 million received through the purchase of a Convertible Subordinated Note by Pfizer in connection with Incyte's collaborative research and license agreement; and

•      $3.2 million resulting from the increased market value of a strategic investment through its date of sale.

Revenues

Total revenues for the fourth quarter and full year ended December 31, 2006 were $7.1 million and $27.6 million, respectively, as compared to $1.0 million and $7.8 million for the same periods in 2005.  The increase was the result of revenues recognized in 2006 under Incyte’s collaborative research and license agreement with Pfizer.

Net Loss

The Company's net loss for the fourth quarter ended December 31, 2006 was $20.5 million, or $0.24 per share, as compared to $27.6 million, or $0.33 per share, for the same period in 2005.  Included in net loss for the quarter ended December 31, 2006 were the following:

•      $2.3 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options;

•      $0.8 million gain from the sale of a strategic investment, recorded in interest and other income, net; and

•      $2.1 million non-cash charge to amortize the original issue discount on our 3½% Convertible Senior Notes, recorded in interest expense.

Net loss for the full year 2006 was $74.2 million, or $0.89 per share, as compared to $103.0 million, or $1.24 per share, for the full year 2005.  Included in net loss for the full year 2006 were the following:

•      $1.3 million charge recorded in interest and other income, net as a result of a write-down related to the reduced market valuation of a strategic investment that Incyte holds in another company;

•      $3.4 million charge recorded in other expenses related to the settlement of litigation with Invitrogen Corporation related to Incyte's discontinued genomic information business.  This settlement resolved all outstanding claims included in the litigation;

•      $6.2 million gain from the sale of a strategic investment, recorded in interest and other income (expense), net;

•      $8.9 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options; and

•      $2.1 million non-cash charge to amortize the original issue discount on its 3½% Convertible Senior Notes, recorded in interest expense.

Included in the 2005 net loss was a gain of $2.8 million from the sale of a strategic investment included in interest and other income (expense), net.

Operating Expenses

Research and development expenses for the quarter ended December 31, 2006 were $23.6 million, as compared to $23.9 million for the same period last year.  Included in research and development expenses for the quarter ended December 31, 2006 was a non-cash expense of $1.5 million related to the impact of expensing share-based payments, including employee stock options.  Research and development expenses for the full year 2006 were $87.6 million, as compared to $95.6 million for the same period last year.  Included in research and development expenses for the full year 2006 was a non-cash expense of $5.7 million related to the impact of expensing share-based payments, including employee stock options.  The decrease in research and development expenses results from the Company's collaborative research and license agreement with Pfizer and the decision in April 2006 to terminate the development of its DFC program.   The Company expects its research and development expenses to vary from quarter to quarter, primarily due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter ended December 31, 2006 were $3.3 million, as compared to $3.4 million for the same period last year.  Included in selling, general and administrative expenses for the quarter ended December 31, 2006 was a non-cash expense of $0.8 million related to the impact of expensing share-based payments, including employee stock options.  Selling, general and administrative expenses for the full year 2006 were $14.0 million, as compared to $11.7 million for the same period last year.  Included in selling, general and administrative expenses for the full year 2006 was a non-cash expense of $3.2 million related to the impact of expensing share-based payments, including employee stock options.

Interest Income (Expense)

Interest income for the three and twelve months ended December 31, 2006 was $4.4 million and $15.8 million, respectively, as compared to $2.3 million and $9.7 million, respectively, for the comparable periods last year.  Interest expense for the three and twelve months ended December 31, 2006 was $6.1 million and $17.9 million, respectively, as compared to $3.8 million and $16.1 million for the comparable periods last year.  Included in interest expense for the three months ended December 31, 2006 was a $2.1 million non-cash charge to amortize the original issue discount of the 3½% Convertible Senior Notes.

2007 Financial Guidance

Cash

The Company expects its cash use in 2007 to range from $88 million to $95 million, which includes the use of approximately $5.4 million for net lease-related costs in its closed California facilities.  This guidance excludes the in-license or purchase of products, and any funds received from its collaboration with Pfizer.

Revenues

The Company expects its 2007 revenues to be in the range of $22 to $25 million.  Included in this guidance is approximately $22 million of revenues under Incyte’s collaborative research and license agreement with Pfizer.

Operating Expenses

The Company expects research and development expenses to be in the range of $88 to $95 million in 2007, including a non-cash expense of $6 to $7 million related to the impact of expensing share-based payments, including employee stock options.

The Company expects selling, general and administrative expenses to be in the range of $14 to $16 million in 2007, including a non-cash expense of $3 to $4 million related to the impact of expensing share-based payments, including employee stock options.

The impact of expensing share-based payments, including employee stock options, is dependent upon the level of share-based payments issued, as well as the market price and other judgmental assumptions used in estimating the fair value of such instruments.

Other Income/Expense

The Company expects interest income to be in the range of $11 to $12 million in 2007 while interest expense is expected to be approximately $24 million including a non-cash expense of $10 million related primarily to the amortization of the original issue discount on its 3½% Convertible Senior Notes.

Conference Call Information

Incyte will host a conference call on Thursday, February 15, 2007 at 8:30 a.m.  ET to discuss the news contained in this release.  The domestic dial-in number is 877-407-8037 and the international dial-in number is 201-689-8037.  The conference ID # is 229131.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415.  To access the replay you will need both the conference account number 278 and the ID number 229131.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs. Incyte has a pipeline with programs in human immunodeficiency virus (HIV), diabetes, oncology and inflammation.  For additional information on Incyte visit the Company's web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations of advancing Incyte's preclinical and clinical compounds, completing and presenting data from several clinical 'proof-of-concept' and Phase I clinical trials for its compounds including Incyte's CCR5 antagonist compound INCB9471, its 11beta-HSD1 inhibitor compound INCB13739 and compounds from its new JAK2 program and expectations regarding the potential utility of Incyte's CCR5 antagonists, INCB13739 and its JAK compounds, expectations regarding the initiation of a Phase IIb study of INCB9471 and a one-month Phase IIa study for INCB13739, expectations based on the initial results and regarding the completion of Phase I clinical trials for Incyte's follow-on CCR5 antagonist compound INCB15050, expectations regarding the timing of initiation of Phase I for INCB 8696, the CCR2 antagonist for the treatment of multiple sclerosis, and plans for pursuing a second indication, expectations regarding the timing of IND filings, the initiation of several Phase I clinical trials, and the potential for proof-of-concept results for the new JAK2 inhibitor compounds currently in preclinical development, completion of the Phase Ib/IIa clinical trial and initiation of several Phase II trials for Incyte's sheddase inhibitor, INCB7839, and expectations regarding the advancement of new follow-on compounds and new molecular entities into IND-enabling studies, financial guidance about expected cash use, revenues, expenses and other income/expense for 2007, are all forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte's ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Contract revenues	$6,156	$—	$24,226	$—
License and royalty revenues	900	1,027	3,417	7,846

Total revenues	7,056	1,027	27,643	7,846

Costs and expenses:
Research and development	23,558	23,942	87,596	95,618
Selling, general and administrative	3,276	3,412	14,027	11,656
Other expenses	(220)	268	2,884	1,356

Total costs and expenses	26,614	27,622	104,507	108,630

Loss from operations	(19,558)	(26,595)	(76,864)	(100,784)
Interest and other income (expense), net	5,209	2,302	20,679	12,527
Interest expense	(6,083)	(3,796)	(17,911)	(16,052)
Loss on certain derivative financial instruments, net	—	(17)	—	(106)
Gain (loss) on redemption/repurchase of convertible subordinated notes	(70)	—	(70)	506
Loss from continuing operations before income taxes	(20,502)	(28,106)	(74,166)	(103,909)
Provision for income taxes	—	(395)	—	(552)
Loss from continuing operations	(20,502)	(27,711)	(74,166)	(103,357)
Income (loss) from discontinued operations	—	155	—	314
Net loss	$(20,502)	$(27,556)	$(74,166)	$(103,043)

Basic and diluted net loss per share:
Continuing operations	$(0.24)	$(0.33)	$(0.89)	$(1.24)
Discontinued operations	—	—	—	—
	$(0.24)	$(0.33)	$(0.89)	$(1.24)

Shares used in computing basic and diluted net loss per share	83,931	83,520	83,799	83,321

INCYTE CORPORATION
Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31, 2006	December 31, 2005

Cash, cash equivalents, and short-term and long-term marketable securities	$329,810	$344,971
Total assets	353,603	374,108
Convertible senior notes	113,981	-
Convertible subordinated notes	257,122	341,862
Total stockholders’ deficit	(84,908)	(19,397)